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                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                      JOINT LIFE LEVEL TERM INSURANCE RIDER
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This rider provides level term life insurance on the life of the second Insured to die. We will pay the amount of insurance to the Beneficiary under the same terms and conditions set forth in the Policy with regard to payment of Death Proceeds.

You means the Policy Owner.

AMOUNT OF INSURANCE

The amount of insurance payable under this rider at the death of the second Insured to die is shown in the policy data pages. We will not allow any increase or decrease to the rider's amount of insurance.

WHEN THIS RIDER IS EFFECTIVE

This rider goes into effect on the Policy Date, unless another effective date is shown in the policy data pages.

This rider will end on the earliest of:

     o the date the rider expires;

     o the date we receive a written request from you to end the rider; and

     o the date the policy ends for any reason.

The date the rider expires is shown in the policy data pages.

LIMITS ON CONTESTING THIS RIDER

We will not contest the amount of insurance originally provided by this rider after it has been in effect during the lifetime of at least one Insured for two years from the effective date of this rider. We will not contest a reinstatement of this rider after the reinstatement has been in effect during the lifetime of at least one Insured for two years from the date of reinstatement.

MISSTATEMENT OF AGE OR GENDER

If the age or gender of either Insured was misstated in the application for this rider, life insurance proceeds will be adjusted. The life insurance proceeds after adjustment will be the product of (a) and (b), where:

     (a) is the unadjusted life insurance proceeds; and
     (b) is the ratio of (1) the most recent monthly cost of insurance deducted for this rider, to (2) the most recent monthly cost of insurance that should have been deducted for this rider at the true age or gender.

SUICIDE

If either insured person commits suicide within two years of the effective date of this rider, all coverage under this rider will end, and we will pay a limited amount to the owner. The limited amount will equal the total cost of insurance for this rider for the months it was in effect. We will also provide a single life policy to the surviving Insured. The single life policy will have the same Policy Date as this rider. The rating class of the single life policy will be the rating class of the surviving Insured under this rider. We may require increased premiums under the single life policy. The policy or policies we offer will be one offered by us or by an affiliate.

LIMITS ON EFFECT OF OTHER RIDERS

No benefit rider, other than a Disability Benefit Rider, will affect this rider. This rider will not increase the benefits paid under any other rider.
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REINSTATEMENT
You may reinstate this rider at the same time and under the same conditions as the Policy.

COST OF THIS RIDER
This rider is issued in consideration of the application and the inclusion of the rider's monthly cost of insurance in the Policy's monthly deduction.

The monthly cost of insurance for this rider is (1) multiplied by (2) where:
   (1) is the Cost of Insurance Rate for this rider; and
   (2) is the rider's Amount of Insurance divided by 1000.

COST OF INSURANCE RATE

The monthly rate is based on each Insured's gender, age, rating class, and policy duration. The rates are determined by us according to expectations of future mortality, lapse, interest and expenses. We can change our schedule of declared rates from time to time, but they will never be more than the maximum rates shown in the Table of Guaranteed Maximum Insurance Rates. A change in declared rates will apply to all persons of the same age, gender and rating class and whose policies have been in effect for the same length of time.

This rider has no account value but the addition of the rider may affect your ssPolicy's Account Value.

This rider is subject to the provisions of the Policy.

For GE Capital Life Assurance Company of New York,

                                   President